Exhibit 99.1

Masimo Reports First Quarter 2009 Financial Results

Q1 2009 Highlights:

•	Earnings per share increased by 47% to $0.22 per share from $0.15 in prior year

•	Product revenues increased approximately 25% to $74.5 million from $59.7 million in prior year

Irvine, California, May 5, 2009 – Masimo Corporation (NASDAQ: MASI), the inventor of Pulse CO-Oximetry and Measure-Through Motion and Low Perfusion pulse oximetry, today announced its financial results for the first quarter of 2009.

For the first quarter of 2009, Masimo reported product revenues of $74.5 million representing a 24.7% increase over $59.7 million for the first quarter of 2008. Including royalty revenues, Masimo reported total 2009 first quarter revenues of $85.5 million compared to $71.1 million for the first quarter of 2008. For the first quarter of 2009, Masimo reported earnings per share of $0.22 compared to $0.15 per common share for the first quarter of 2008.

Masimo reported that it shipped 27,700 Masimo SET and Masimo Rainbow SET oximetry units, excluding handheld units, during the first quarter of 2009, resulting in at least 587,000 of Masimo SET and Masimo Rainbow SET pulse oximeters in use worldwide. In the first quarter of 2009, revenues from Masimo Rainbow SET products increased to $3.1 million from $2.7 million in the same prior year quarter.

Joe E. Kiani, Chairman and Chief Executive Officer of Masimo, said, “Despite the continuing difficult economic environment, we are happy that our revenues and earning were better than we had expected in Q1. We believe that this performance is largely due to our gold standard Masimo SET pulse oximetry technology and our expanding Masimo Rainbow SET Pulse CO-Oximetry platform, including the March 23, 2009 commercial release of total hemoglobin, the world’s first continuous non-invasive total hemoglobin monitor.”

Masimo also reported that as of April 4, 2009, cash and cash equivalents totaled $152.2 million, up from $146.9 million at January 3, 2009.

Conference Call

Masimo will hold a conference call today at 2:00 p.m. PT (5:00 p.m. ET) to discuss the results. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 679-9937 for international callers. The reservation number for both dial-in numbers is 95073118. A live web cast of the conference call will be available online from the “Investor Relations” page of the Company’s corporate web site at www.masimo.com. After the live web cast, the call will remain available on Masimo’s website through June 5, 2009. In addition, a telephonic replay of the call will be available until May 19, 2009. The replay dial-in numbers are (800) 642-1687 for domestic callers and +1 (706) 645-9291 for international callers. Please use reservation code 95073118.

About Masimo

Masimo (NASDAQ: MASI) develops, manufactures and markets innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the Company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent clinical and laboratory studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Masimo Rainbow SET, a breakthrough noninvasive blood constituent monitoring platform that can measure many blood constituents that previously required invasive procedures. Rainbow SET continuously and noninvasively measures total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®) and plethysmograph variability index (PVI®), in addition to oxyhemoglobin (SpO2), pulse rate (PR), and perfusion index (PI), allowing early detection and treatment of potentially life-threatening conditions. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com. Any information contained in, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way a part of, this release.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about: our financial condition, results of operations, prospects and business generally; and expectations regarding our ability to design and deliver innovative new noninvasive technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo Rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any new products and technologies of ours; obtaining regulatory approval of our current and future products and technologies, including the recently announced total hemoglobin measurement; the risk that the implementation of our international realignment, even if timely implemented, will not produce the anticipated operational and financial benefits, including a lower effective tax rate; the loss of our customers the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent reports filed with the Securities and Exchange Commission (“SEC”), which you may obtain for free on the SEC’s website, at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Masimo Corporation

Investor Contact:

Mark P. de Raad

Executive Vice President and Chief Financial Officer

Masimo Corporation

(949) 297-7080

mderaad@masimo.com

Media Contact:

Dana Banks

Manager, Public Relations

Masimo Corporation

(949) 297-7348

dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpCO, SpMet, PVI, Pulse CO-Oximetry and Pulse CO-Oximeter are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 4, 2009	January 3, 2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$152,247	$146,910
Accounts receivable, net of allowance for doubtful accounts	35,627	30,715
Royalties receivable	10,828	11,375
Inventories	29,788	27,400
Prepaid expenses	3,688	4,780
Deferred tax assets	10,511	10,511
Other current assets	522	551

Total current assets	243,211	232,242
Deferred cost of goods sold	28,649	28,431
Property and equipment, net	12,331	12,979
Deferred tax assets	8,777	8,781
Intangible assets, net	7,524	7,410
Other assets	4,409	3,505

Total assets	$304,901	$293,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,963	$15,914
Accrued compensation	13,215	15,607
Accrued liabilities	6,354	5,566
Income taxes payable	4,666	10,862
Deferred revenue	19,939	17,233
Current portion of long-term debt	403	465

Total current liabilities	60,540	65,647
Long-term debt, less current portion	140	157
Other liabilities	8,125	8,046

Total liabilities	68,805	73,850
Commitments and contingencies
Stockholders’ equity
Common stock	57	57
Treasury stock	(1,209)	(1,209)
Additional paid-in capital	183,474	179,666
Accumulated other comprehensive loss	(498)	(7)
Retained earnings	53,905	40,884

Total Masimo Corporation’s stockholders’ equity	235,729	219,391
Noncontrolling interest	367	107

Total stockholders’ equity	236,096	219,498

Total liabilities and stockholders’ equity	$304,901	$293,348

MASIMO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share information)

(unaudited)

	Three Months Ended
	April 4, 2009	March 29, 2008
Revenue:
Product	$74,497	$59,735
Royalty	10,995	11,375

Total revenue	85,492	71,110
Cost of goods sold	24,745	21,121

Gross profit	60,747	49,989
Operating expenses:
Research and development	7,767	6,298
Selling, general and administrative	32,880	29,529
Antitrust litigation	14	168

Total operating expenses	40,661	35,995

Operating income	20,086	13,994
Non-operating income (expense):
Interest income	45	959
Interest expense	(10)	(643)
Other	(322)	103

Total non-operating income (expense)	(287)	419

Income before provision for income taxes	19,799	14,413
Provision for income taxes	6,535	5,622

Net income including noncontrolling interest	13,264	8,791
Net income attributable to the noncontrolling interest	(243)	—

Net income attributable to Masimo Corporation	$13,021	$8,791

Net income per common share attributable to Masimo Corporation stockholders:
Basic	$0.23	$0.16

Diluted	$0.22	$0.15

The following table presents details of the share based compensation expense that is included in each functional line item in the condensed consolidated statements of income above (in thousands):

	Three Months Ended
	April 4, 2009	March 29, 2008
Cost of goods sold	$74	$29
Research and development	613	412
Selling, general and administrative	1,953	1,137